Exhibit 99.1

FOR IMMEDIATE RELEASE

July 19, 2006

A. O. Smith announces second quarter earnings of $.81 per share on record sales of $595 million

Milwaukee, Wis.—A. O. Smith Corporation (AOS-NYSE) today announced second quarter 2006 net earnings of $25.1 million or $.81 per share on record sales of $594.5 million.

Net earnings included a previously disclosed after-tax gain of $3.2 million or $.10 per share from foreign currency transactions related to the April 2006 GSW acquisition.

Net earnings in the second quarter of 2005 were $6.5 million, or $.22 per share, which included an after-tax charge of $7.9 million or $.26 per share, primarily related to the closure of the company’s Bray, Ireland motor manufacturing operation.

Revenues for the second quarter were $594.5 million including sales of $117.8 million from American Water Heater Company and GSW (businesses acquired in the GSW acquisition). Revenues for the same period in 2005 were $437.7 million.

For the first six months of 2006, A. O. Smith reported net earnings of $40.6 million or $1.31 per share on sales of $1.1 billion. Net earnings for the first six months of 2005 were $20.8 million or $.69 per share, including restructuring charges.

“Our businesses were able to generate strong results in the second quarter, achieving record sales in both businesses and significantly improved operating profits in spite of large cost increases in raw materials and energy,” Chairman and Chief Executive Officer Paul W. Jones commented.

“In addition, we are quite pleased with the GSW acquisition and are enthused about the synergistic opportunities we will realize as we integrate the business,” Jones continued.

a. o. smith announces second quarter earnings add l

Water Products

Second quarter sales for the water heating segment were $342.9 million compared with second quarter 2005 sales of $204.0 million. The second quarter results included sales of $117.8 million from the newly acquired American and GSW operations. Excluding the acquired businesses, sales at Water Products increased 10 percent in the quarter. The increase in sales was the result of continued strong growth in China as well as improved performance in both North American residential and commercial water heating businesses. Sales at the Nanjing, China water heater operation are more than 50 percent higher year-to-date.

As a result of the higher sales volume and the addition of the GSW businesses, operating earnings of $33.2 million were $14.4 million higher than in the second quarter of 2005. The company’s operating profit margin was 9.7 percent.

Water Products completed the first major phase of the expansion of its residential water heater manufacturing facility in China during the second quarter. The project, which will eventually double the capacity of the Nanjing plant early next year, will enable Water Products to meet the increasing demand in the China residential water heater market and give it the ability to expand its marketing efforts into the “second and third tier” cities of China.

Electrical Products

Electrical Products’ second quarter sales of $254.1 million were eight percent higher than second quarter 2005 sales of $234.5 million. New programs, including the fourth quarter 2005 acquisition of the Yueyang Zhongmin commercial motor operation in China, as well as higher volumes in the air conditioning and distribution market segments and improved pricing to offset higher costs for raw materials, contributed to the improved sales.

Operating earnings were $16.6 million compared with $6.0 million in the second quarter of last year. Operating earnings in the second quarter of 2005 included a pre-tax charge of $7.4 million primarily related to the closure of the company’s Bray, Ireland manufacturing facility.

a. o. smith announces second quarter earnings add 2

The year-over-year improvement in earnings resulted from the higher sales as well as cost savings from repositioning activities which more than offset higher costs for raw materials, freight and utilities. The company’s operating profit margin was 6.5 percent in the quarter.

Other

The company is continuing to explore its strategic alternatives and has engaged consultants and placed the GSW Building Products business for sale. For accounting purposes, Building Products is reported as a discontinued operation and generated earnings of one cent per share during the second quarter. The company expects to complete the sale by the end of this year.

Outlook

A.O. Smith expects continued strength in the pre-acquisition water heater business resulting from improved residential market penetration, a stronger commercial market segment and continued strength in China. Sales in China for Water Products are expected to exceed $110 million for the full year, compared with $86 million in 2005.

At Electrical Products higher sales and profits in 2006 are expected to result from improved pricing, new programs, and the fourth quarter 2005 acquisition of the Yueyang Zhongmin commercial hermetic motors business in China. In addition to the higher volume, earnings will also benefit from last year’s restructuring initiatives which included the closure of the company’s Bray, Ireland operation.

However, these positives will be partially offset by higher than expected steel and freight costs in the second half of the year at both of the company’s base businesses as well as the acquired American and GSW operations. Accordingly, the company is maintaining its previous forecast for full year earnings of between $2.30 and $2.50 per share.

a. o. smith announces second quarter earnings add 3

A. O. Smith will broadcast a live conference call at 10:00 a.m. (Eastern Daylight Time) today. The call can be heard on the company’s web site, www.aosmith.com. An audio replay of the call will be available on the company’s web site after the live event.

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “continue,” or words of similar meaning and include earnings accretion and synergy forecasts. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Factors that could cause such a variance include the following: significant volatility in raw material prices; competitive pressures on the company’s businesses; instability in the company’s electric motor and water products markets; difficulties associated with integrating acquired businesses and attaining projected synergies; adverse changes in general economic conditions; foreign currency fluctuations; and the potential that assumptions on which the company based its expectations, including those regarding the impact of purchase accounting, are inaccurate or will prove to be incorrect.

Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation, with pro forma 2005 sales of $2.2 billion (including the April 2006 acquisition of GSW Inc.), is a diversified manufacturer serving customers worldwide. The company, with headquarters in Milwaukee, Wis., is one of the world’s leading manufacturers and marketers of residential and commercial water heating equipment, offering a comprehensive line featuring the best-known brands in the

a. o. smith announces second quarter earnings add 4

industry. It is also one of North America’s largest manufacturers of electric motors, with an extensive line of hermetic, fractional horsepower, and integral horsepower motors for residential, commercial, and industrial applications. A. O. Smith employs 19,500 people at facilities in the United States, Mexico, China, Canada, and Europe.

A. O. SMITH CORPORATION AND SUBSIDIARIES

(condensed consolidated financial statements -

dollars in millions, except per share data)

Statement of Earnings

(unaudited)

	Three Months ended June 30		Six Months ended June 30
	2006	2005	2006	2005
Net sales	$594.5	$437.7	$1,053.7	$846.9
Cost of products sold	467.9	353.5	828.2	674.6

Gross profit	126.6	84.2	225.5	172.3

Selling, general and administrative	85.9	60.4	154.4	122.8
Restructuring and other charges	1.8	8.6	3.3	9.5
Interest expense	7.5	3.5	10.5	6.9
Other (income) / expense	(4.8)	0.7	(0.4)	0.8

	36.2	11.0	57.7	32.3
Tax provision	11.3	4.5	17.3	11.5

Earnings from continuing operations	24.9	6.5	40.4	20.8
Discontinued operations after tax	0.2	—	0.2	—

Net Earnings	$25.1	$6.5	$40.6	$20.8
Diluted Earnings Per Common Share of Stock
Continuing Operations	0.80	0.22	1.30	0.69
Discontinued Operations	0.01	—	0.01	—

Net	$0.81	$0.22	$1.31	$0.69

Average Common Shares Outstanding (000’s omitted)	31,060	30,131	30,992	30,068

A. O. SMITH CORPORATION

Balance Sheet

(dollars in millions)

	(unaudited) June 30 2006	December 31 2005
ASSETS:

Cash and cash equivalents	$45.3	$24.0
Receivables	417.2	278.8
Inventories	293.4	225.4
Deferred income taxes	0.4	9.9
Other current assets	79.6	37.9
Current assets held for sale	24.0	—

Total Current Assets	859.9	576.0

Net property, plant and equipment	415.9	356.9
Goodwill and other intangibles	568.2	323.5
Deferred income taxes	12.1	3.4
Other assets	64.9	32.9

Total Assets	$1,921.0	$1,292.7

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Trade payables	$304.9	$205.1
Accrued payroll and benefits	42.6	33.5
Product warranty	32.1	17.3
Long-term debt due within one year	6.9	6.9
Other current liabilities	79.5	44.8
Current liabilities held for sale	3.3	—

Total Current Liabilities	469.3	307.6

Long-term debt	504.4	162.4
Other liabilities	164.8	99.4
Pension liability	120.8	110.4
Stockholders’ equity	661.7	612.9

Total Liabilities and Stockholders’ Equity	$1,921.0	$1,292.7

A. O. SMITH CORPORATION

STATEMENT OF CASH FLOWS

(dollars in millions)

(unaudited)

	Six Months ended June 30
	2006	2005
Operating Activities
Net earnings	$40.6	$20.8

Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	30.9	26.0
Net change in current assets and liabilities	(30.6)	0.3
Net change in noncurrent assets and liabilities	(11.1)	2.7
Other	1.5	0.9

Cash Provided by Operating Activities	31.3	50.7

Investing Activities
Acquisition of businesses	(329.0)	—
Capital expenditures	(24.8)	(16.4)
Proceeds from sale of investments	48.3	—
Purchase of investments	(36.0)	—

Cash Used in Investing Activities	(341.5)	(16.4)

Financing Activities
Long-term debt incurred	341.3	—
Long-term debt retired	(4.4)	(44.2)
Other stock transactions	6.4	6.1
Dividends paid	(9.7)	(9.4)

Cash Provided by (Used in) Financing Activities	333.6	(47.5)

Discontinued
Cash Used in Discontinued Operations	(2.1)	—

Net increase / (decrease) in cash and cash equivalents	21.3	(13.2)
Cash and cash equivalents - beginning of period	24.0	25.1

Cash and Cash Equivalents - End of Period	$45.3	$11.8

A. O. SMITH CORPORATION AND SUBSIDIARIES

Business Segments

(dollars in millions)

(unaudited)

	Three Months ended June 30		Six Months ended June 30
	2006	2005	2006	2005
Net sales
Electrical Products	$254.1	$234.5	$483.3	$441.6
Water Systems	342.9	204.0	574.2	406.5
Inter-Segment Sales	(2.5)	(0.8)	(3.8)	(1.2)

	$594.5	$437.7	$1,053.7	$846.9

Operating earnings
Electrical Products (1)	$16.6	$6.0	$30.1	$18.5
Water Systems	33.2	18.8	59.1	39.7
Inter-Segment earnings	(0.1)	—	(0.1)	—

	49.7	24.8	89.1	58.2

Corporate expenses (2)	(6.0)	(10.3)	(20.9)	(19.0)
Interest expense	(7.5)	(3.5)	(10.5)	(6.9)

Earnings before income taxes	36.2	11.0	57.7	32.3

Tax provision	11.3	4.5	17.3	11.5

Earnings from continuing operations	$24.9	$6.5	$40.4	$20.8

(1) includes pretax restructuring and other charges of:	$1.8	$7.4	$3.0	$8.3

(2) includes pretax restructuring and other charges of:	$—	$1.2	$0.3	$1.2